    As filed with the Securities and Exchange Commission on August __, 1997
                                            Registration No. 33-
==========================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ____________

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                  ____________

                            KOLLMORGEN CORPORATION
              (Exact name of registrant as specified in its charter)
         New York                                        04-2151861
(State or other jurisdiction of                       (I.R.S.
incorporation or organization)                         Identification No.)
       1601 Trapelo Road, Waltham, MA 02154     (617) 890-5655
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      James A. Eder, Vice President, Secretary and General Counsel
                             Kollmorgen Corporation
                         968 Farmington Avenue, Room 208
                         West Hartford, Connecticut 06l07
                                (860) 232-3121
             (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                   ___________

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box.    / X /

                      CALCULATION OF REGISTRATION FEE
==========================================================================
                         Proposed    Proposed    Proposed
                          Maximum     Maximum     Maximum
Title of Each Class of    Amount     Offering    Aggregate    Amount of
  Securities to be        to be       Price      Offering    Registration
    Registered          Registered  per Share(1)  Price(1)       Fee
--------------------------------------------------------------------------
Class A Stock, $2.50
 par value per share     174,522     $17.09    $2,982,580.98    $903.81
==========================================================================
(1) Estimated solely for purposes of calculating the registration fee based upon the average of the high and low price of the Common Stock on the New York Stock Exchange on August 26, 1997, pursuant to Rule 457(c).

    The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                       174,522 Shares

                    KOLLMORGEN CORPORATION

                        Common Stock
                         __________

    All of the 174,522 shares (the "Shares") of Common Stock of
Kollmorgen Corporation, a New York corporation (the "Company"), offered hereby (the "Offering") are being sold by one shareholder of the Company (the "Selling Shareholder"). Neither the Company nor any of its officers and directors will receive any proceeds from the Offering.

    Holders of the Common Stock are entitled to one vote per share. See "Description of Common Stock."

    The Common Stock is currently traded on the New York Stock Exchange, Inc. under the symbol KOL. The last reported closing price of the Common Stock on _____________, 1997, was $_______ .


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                       A CRIMINAL OFFENSE.


==========================================================================
              Price to     Underwriting Discounts     Proceeds to Selling
              Public(1)       and Commissions           Shareholder(2)
__________________________________________________________________________

Per Share     $                $                        $
__________________________________________________________________________

Total        $                 $                        $
==========================================================================

(1) Estimated based upon the closing price of the Common Stock on _____________, 1997. These securities may be offered in various types of sale transactions or transactions involving various types of dispositions (which may or may not involve brokers, dealers, and/or cash transactions), possibly including sales at the market or prices not presently determinable or distributions of all or part of the Shares to persons holding beneficial interests in the Selling Shareholder. See "Plan of Distribution."

(2) Before deducting expenses of the Offering, all of which are payable by the Company, estimated at $10,000.

                             __________

            The date of this Prospectus is ____________, 1997.

                    AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission
(the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto, including the schedules and exhibits to such Registration Statement or any such amendment. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, to which reference is hereby made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                         __________

    The Company furnishes its shareholders with annual reports containing consolidated financial statements audited by independent auditors.


                         THE OFFERING

    All of the Shares being offered hereby are being offered on behalf of the Selling Shareholder identified herein under "Selling Shareholder" in the manner described herein under "Plan of Distribution." The following table sets forth certain information concerning this Offering which should be read in conjunction with the information appearing elsewhere in this Prospectus or in the documents incorporated herein by reference:

Common Stock being offered
 by the Selling Shareholder:     . . . . . . . . .      174,522 shares

Shares outstanding before and
 after this Offering (1)         Common Stock. . .    9,958,531 shares

Use of Proceeds:                 The Shares offered hereby are being
                                   sold by the Selling Shareholder.  The
                                   Company will not receive any of the
                                   proceeds from the Offering.

New York Stock Exchange, Inc.        Common Stock . . . . . . . . . .  KOL

(1) Based upon shares outstanding on August 28, 1997. Does not include 1,061,778 shares reserved for issuance upon the exercise of stock options, and 956,041 shares reserved for issuance upon conversion of certain Company convertible debentures. If all of these additional shares were issued as of such date, there would have been 12,150,872 shares of Common Stock outstanding.


                               THE COMPANY

    Kollmorgen Corporation (the "Company") was incorporated in the State of New York in 1916. The Company primarily manufactures and sells worldwide high performance permanent magnet motors, associated electronic components and related systems to industrial, commercial and the aerospace/defense markets. In addition, it manufactures and sells worldwide electro-optical systems for various weapon systems and provides consulting engineering services to domestic nuclear and fossil fuel power plants.


                          SELLING SHAREHOLDER

    The Selling Shareholder is Dr. Ilan Cohen (the "Selling
Shareholder"). Pursuant to certain agreements in connection with the Company's acquisition of Servotronix, Ltd ("Servotronix"), an Israel software company, from the shareholders of Servotronix, the Selling Shareholder acquired the Shares and has exercised certain registration rights resulting in the filing by the Company of the Registration Statement of which this Prospectus is a part. The Selling Shareholder has rights to acquire 174,522 shares of the Company's Common Stock, and if he sells all of such shares under this prospectus he will own no shares of the Company's Common Stock.

    The Selling Shareholder is currently the President and a Director of Servotronix. Servotronix is a subsidiary of Kollmorgen Overseas
Development Corporation, a wholly-owned subsidiary of the Company.


                           PLAN OF DISTRIBUTION

    The Shares offered hereby may be sold from time to time on the New York Stock Exchange at prices prevailing on such market or in other types of distributions. Any such market sales or distributions effected as part of the Offering are expected to occur within approximately two years from the date of this Prospectus.


                         DESCRIPTION OF COMMON STOCK

Common Stock

    The authorized capital stock of the Company consists of (i)
25,000,000 Common Shares, par value $2.50 per share ("Common Shares") of which 9,958,531 Common Shares were outstanding on August 28, 1997, and
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


(ii) 500,000 shares of Preferred Stock, par value $1.00 per share, of which no shares were outstanding on August 28, 1997. In addition, as of such date, 1,061,778 Common Shares were reserved for future issuance pursuant to outstanding options and 956,041 Common Shares were reserved for issuance in exchange for certain Company convertible debentures. Each holder of Common Shares has one vote per share upon all matters voted upon by shareholders. Such voting rights are non-cumulative.

    Each Common Share is entitled to participate equally in dividends as and when declared by the Board of Directors and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and not subject to redemption or conversion and have no conversion rights. Holders of Common Shares have no preemptive right to subscribe for any additional shares of any class of stock of the Company, whether now or hereafter authorized.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to either the Securities Act or the Exchange Act, are incorporated hereby by reference, except as superseded or modified:

    1. The Company's annual report on Form 10-K for the year ended December 31, 1996;

    2. The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, and June 30, 1997; and

    3.  The Company's proxy statement dated April 4, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    The information relating to the Company contained in this Prospectus does not purport to be comprehensive and must be read together with the information contained in the documents listed above which have been incorporated by reference. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be modified or superseded, for purpose of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

    The Company will provide without charge to such person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Kollmorgen Corporation, 1601 Trapelo Road, Waltham, MA 02154, Attention Secretary (Telephone Number 617-890-5655).

                            LEGAL OPINIONS

    Legal matters in connection with the Offering will be passed upon for the Company and the Selling Shareholder by James A. Eder, Vice President, Secretary and General Counsel of the Company.


                               EXPERTS

    The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution.

Registration Fees - Securities and Exchange Commission:   $    1,000
Legal Fees and Expenses                                    5,000
Accounting Fees and Expenses                               2,000
Blue Sky Fees and Expenses                                 1,000
Miscellaneous                                              1,000
                                                  -----------
    TOTAL                                         $   10,000 (1)

[FN]
(1) To be paid by the Company.


Item 15.    Indemnification of Directors and Officers.

    Section 721 of the New York Business Corporation Law ("BCL") provides that no provision made to indemnify directors or officers of a corporation for the defense of any civil or criminal action or proceeding, whether contained in the Certificate of Incorporation, the By-Laws, a resolution of shareholders or directors, an agreement or otherwise, nor any award of indemnification by a Court, shall be valid unless consistent with
Article 7 of the BCL. Sections 722 through 726 of the BCL prescribe the various conditions under which directors and officers may be indemnified by a New York corporation, such as the Company.

    Article VI of the Company's By-Laws provides for indemnification of directors and officers of the Company and in substance incorporates the provisions of Sections 722 and 723 of the BCL. Article VI provides that the Company (a) may indemnify a director or officer made a party to a derivative action against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the Company, and (b) may indemnify a director or officer made, or threatened to be made, a part to any action other than a derivative action, whether civil or criminal, by reason of the fact that he was a director or officer of the Company, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    The Company has entered into Indemnification Agreements ("Indemnification Agreements") with each of its outside directors that provide that the Company shall indemnify each director(the "Indemnitee") against all expenses, judgments, penalties, fines, expenses and amounts incurred by an Indemnitee if such person is, or is threatened to be made, a party to any Proceeding (as defined below), provided that the Indemnitee acted in good faith and was not opposed to the interests of the Company. "Proceeding" as defined in the Indemnification Agreement includes any action, suit, arbitration, alternate despite resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative or investigation, other than one initiated by the Indemnitee.

    If an Indemnitee has been successful, on the merits or otherwise, in an Proceeding, the Indemnitee shall be indemnified to the maximum extent permitted by the BCL. If the Indemnitee is not wholly successful in a Proceeding, the Company will, nevertheless, provide indemnity to the Indemnitee for each successful matter to the maximum extent permitted by the BCL. The Company shall advance to the Indemnitee all amounts which were incurred by, or on behalf of, the Indemnitee, prior to a final resolution of a Proceeding, provided that the Indemnitee undertakes to repay any such advances if it is finally determined that the Indemnitee was not entitled to indemnification.

    The Indemnification Agreements set out a procedure for obtaining and determining indemnification from the Company under certain circumstances. In addition, the Indemnification Agreements provide that the Company shall have the right under certain circumstances to participate in, and assume the defense and control of, any Proceeding and, subject to certain limited situations, shall not be liable to the Indemnitee for any legal fees after assuming such a defense.

    The Company has purchased standard policies of directors and officers liability insurance which: (a) subject to certain limitations, retentions and exclusions, insure the Company for amounts which it may be required to pay as indemnification to its directors and officers pursuant to Article VI of its By-Laws, and (b) subject to certain limitations and retentions, insure the Company's directors and officers against any losses sustained by them by reason of the fact that they were directors or officers of the Company to the extent that such losses are not covered by Article VI of the Company's By-Laws, however, such insurance excludes, among other things, losses arising out of claims (i) under the Securities Exchange Act of 1934 and amendments thereto for an accounting of profits made from the purchase or sale by any of the directors and officers of securities of the Company; (ii) for damages payable in connection with transactions of the directors and officers out of which they shall have gained any personal profit or advantage to which they are not legally entitled; (iii) where a judgment, in a suit brought against the director or officer, establishes that their acts of active and deliberate dishonesty committed with actual dishonest purpose and intent were material to the cause of action so adjudicated; and (iv) for libel or slander.

Item 16.    Exhibits.

        5       Opinion of Counsel.

        23(a)   Consent of Independent Public Accountants.
          (b)   Consent of Counsel is contained in Exhibit 5.

        24  Powers of Attorney.

Item 17.    Undertakings.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1993, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities
Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Commonwealth of Massachusetts, on the 29th day of August, 1997.

                         KOLLMORGEN CORPORATION


                            /s/  Robert J. Cobuzzi
                         Robert J. Cobuzzi
                         Senior Vice President, Treasurer
                           and Chief Financial Officer
                             August 29, 1997

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:


  /s/  Gideon Argov
Gideon Argov                             August 29, 1997
President and
Chief Executive Officer/Director


  /s/  Robert J. Cobuzzi
Robert J. Cobuzzi                        August 29, 1997
Senior Vice President, Treasurer and
Chief Financial Officer/Director


  /s/  Keith D. Jones
Keith D. Jones                           August 29, 1997
Controller and
Chief Accounting Officer


  /s/  James A. Eder
James A. Eder                            August 29, 1997
Vice President and Secretary and
Attorney-in-Fact For:

    Jerald G. Fishman, Director       J. Douglas Maxwell, Jr., Director

    Herbert L. Henkel, Director       Robert N. Parker, Director

    James H. Kasschau, Director       George P. Stephan, Director